SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013

Integrated Electrical Services, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5433 Westheimer Road, Suite 500, Houston, Texas 77056

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

On September 12, 2013, Integrated Electrical Services, Inc., a Delaware corporation (“IES” or the “Company”), held the Special Meeting of the Company’s Stockholders (the “Special Meeting”), as required by that certain Agreement and Plan of Merger dated as of March 13, 2013, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of July 10, 2013 (the “Merger Agreement”), by and among the Company, IES Subsidiary Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and MISCOR Group, Ltd., a Indiana corporation (“MISCOR”). Pursuant to the Merger Agreement, subject to the satisfaction of certain closing conditions (including the approval of the Merger Agreement by MISCOR’s stockholders), MISCOR will be merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”).

At the Special Meeting, the Company’s stockholders approved the issuance of shares of IES common stock to MISCOR shareholders in connection with the Merger, as required by the Merger Agreement. Each share of IES common stock outstanding as of August 5, 2013, the record date for the Special Meeting, was entitled to one vote on each of the following proposals.

(1)	Proposal One: Issuance of shares of IES common stock to the shareholders of MISCOR in connection with the Merger was approved as follows:

12,494,620	11,463	691	-0-
FOR	AGAINST	ABSTAIN	NON-VOTE

The affirmative vote of the holders of a majority of votes cast at the Special Meeting was required for approval of Proposal One. Abstentions and broker non-votes were not counted in favor of or against approval of Proposal One.

(2)	Proposal Two: Postponement or adjournment of the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies was approved as follows:

12,391,691	114,390	693	-0-
FOR	AGAINST	ABSTAIN	NON-VOTE

The affirmative vote of the holders of a majority of votes cast at the Special Meeting was required for approval of Proposal Two. Abstentions and broker non-votes were not counted in favor of or against approval of Proposal Two.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

Date: September 12, 2013	/s/ Gail D. Makode
Gail D. Makode
Senior Vice President and General Counsel